Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 13, 2016, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Great Elm Capital Group, Inc. on Form 10-K for each of the three years ended June 30, 2016, 2015, and 2014. We consent to the incorporation by reference of said reports in the Registration Statements of Great Elm Capital Group, Inc. (formerly filing as Unwired Planet, Inc.) on Forms S-8 (File Nos. 333-163480, 333-156444, 333-140691 and 333-192800).

/s/ Grant Thornton LLP

Phoenix, Arizona

September 13, 2016